Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of The Advisory Board Company and subsidiaries of our reports dated May 30, 2012, with respect to the consolidated financial statements and schedule of The Advisory Board Company and subsidiaries and the effectiveness of internal control over financial reporting of The Advisory Board Company and subsidiaries, included in this Annual Report (Form 10-K) for the year ended March 31, 2012:

Registration Statement Number	Description
333-84422	S-8
333-104584	S-3
333-112712	S-3
333-122850	S-3
333-140757	S-8
333-162032	S-8
333-177006	S-8

/s/ Ernst & Young LLP

Baltimore, Maryland

May 30, 2012